                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                MGM GRAND, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                MGM GRAND, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                MGM GRAND, INC.
              3799 LAS VEGAS BLVD. SOUTH, LAS VEGAS, NEVADA 89109

                               ----------------

                    NOTICE OF ANNUAL MEETING TO BE HELD ON
                                 MAY 10, 1994

                               ----------------

To the Stockholders:

  The Annual Meeting of Stockholders of MGM Grand, Inc., a Delaware corporation (the "Company"), will be held at the MGM Grand Hotel, 3799 Las Vegas Boulevard South, Las Vegas, Nevada, on May 10, 1994; at 10:00 a.m., for the following purposes:

    1. To elect a Board of Directors.

    2. To consider and act upon the ratification of the selection of independent auditors.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Stockholders of record at the close of business on March 17, 1994 are entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the Company's executive offices, located at 3799 Las Vegas Blvd. South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

                                       By Order of the Board of Directors,


                                       /s/ ROBERT R. MAXEY

                                       Robert R. Maxey
                                       President and Chief Executive Officer

March 30, 1994

                PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY.
 USE THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED
                                    STATES.



- ------------------------------------------------------
                 MGM GRAND, INC.                         NOTE: PLEASE CLIP AND
       STOCKHOLDER MEETING ADMISSION TICKET              BRING THE STOCKHOLDER
       ====================================              MEETING ADMISSION
                                                         TICKET. NO ADMISSION
                                                         WILL BE ALLOWED WITHOUT
                                                         THIS TICKET.

            TIME:     10:00 A.M.
            DATE:     May 10, 1994

            LOCATION: MGM GRAND HOTEL & CASINO
                      3799 Las Vegas Blvd. South
                      Las Vegas, Nevada 89109

                                    [_] WITH SPOUSE
 STOCKHOLDER NAME:__________________[_] WITHOUT SPOUSE
 STOCKHOLDER ADDRESS:_________________________

                     _________________________

- ------------------------------------------------------

                                MGM GRAND, INC.
                          3799 LAS VEGAS BLVD. SOUTH
                            LAS VEGAS, NEVADA 89109

                               ----------------

                                PROXY STATEMENT

                                 MARCH 30, 1994

                               ----------------

  The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by the Board of Directors of the Company, and this solicitation is made on behalf of the Board of Directors of the Company. Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy. All the shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposal 2 as described herein.

  Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement was first mailed to stockholders on or about March 30, 1994.

  The authorized capital stock of the Company presently consists of 75,000,000 shares of Common Stock, $.01 par value per share. At the close of business on March 17, 1994, the record date for determining stockholders entitled to vote at the meeting, 48,844,831 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the meeting.

  Shown below is certain information as of March 22, 1994 with respect to beneficial ownership (as that term is defined in the federal securities laws) of shares of Common Stock by the only person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

                       AMOUNT                   NATURE OF
                    BENEFICIALLY                BENEFICIAL            PERCENT OF
 BENEFICIAL OWNER       OWNED                  OWNERSHIP(2)             CLASS
 ----------------   ------------               ------------           ----------
 Kirk Kerkorian     35,621,265(1)    Sole voting and investment power    73.3%
 4045 S. Spencer,
  #A-57
 Las Vegas, Nevada
  89119
 All directors and  36,078,313(1)(3) Sole voting and investment power    73.6%
  executive offi-
  cers as a group
  (15 persons)

- --------
(1) Of these shares, 31,726,859 are held by Tracinda Corporation, a Nevada corporation wholly owned by Mr. Kerkorian ("Tracinda").

(2) Subject to applicable community property and similar laws.

(3) Included in this amount are 302,000 shares of common stock subject to vested options and 1,317 shares held in the accounts of such persons in the MGM Grand Air 401K Savings Plan.

  As indicated above, Kirk Kerkorian beneficially owns over 50% of the currently outstanding shares of Common Stock. Mr. Kerkorian intends to vote his shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Mr. Kerkorian's shares represent more than 50% of the shares to be voted at the meeting, Mr. Kerkorian will be able to elect the entire Board of Directors. Mr. Kerkorian also intends to vote his shares in favor of Proposal 2, and Mr. Kerkorian's vote will be sufficient to cause adoption of Proposal 2.

                             ELECTION OF DIRECTORS

                                 PROPOSAL NO. 1

INFORMATION CONCERNING THE NOMINEES

  One of the purposes of the meeting is to elect 13 directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his earlier resignation or removal.

  The shares represented by the proxies solicited hereunder will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event any of said nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

  The table set forth below names each nominee for director and gives information concerning his principal occupation for at least the past five years, beneficial ownership of Common Stock and age as of March 14, 1994 and certain other matters.

                                                                SHARES OF
                                                                  COMMON
                                                      FIRST       STOCK
                      PRINCIPAL OCCUPATION            BECAME   BENEFICIALLY
 NAME (AGE)          AND OTHER DIRECTORSHIPS        A DIRECTOR   OWNED(1)
 ----------          -----------------------        ---------- ------------
James D.      Executive of Tracinda since October      1988       10,400(2)
 Aljian (61)  1987. Prior thereto, Executive Vice
              President of Southwest Leasing
              Corporation. Director of Southwest
              Leasing Corporation.

Fred          Chairman of the Board of the Company     1986      154,866(2)(3)
 Benninger    since August 1987. President of the
 (77)         Company from August 1987 to March
              1990. Chairman of the Executive Com-
              mittee of the Board of Directors of
              MGM/UA Communications Co. ("MGM/UA")
              from July 1988 until January 1990.
              Presi-dent of Tracinda from March
              1982 to July 1987. Chairman of the
              Executive Committee of the Board of
              Directors of MGM Grand Hotels, Inc.
              from 1971 to April 1986. Director
              and Chairman of the Executive
              Committee of MGM/UA Entertainment
              Co. from June 1980 to March 1986.

Terry         Partner, Christensen, White, Miller,     1987        2,000(2)
 Christensen  Fink & Jacobs, attorneys, Los Ange-
 (53)         les, California since May 1988. Con-
              sultant to Tracinda from February
              1988 to April 1988. President of
              Tracinda from July 1987 to February
              1988.

                                                                       SHARES OF
                                                                        COMMON
                                                      FIRST             STOCK
NAME           PRINCIPAL OCCUPATION                   BECAME         BENEFICIALLY
(AGE)         AND OTHER DIRECTORSHIPS               A DIRECTOR         OWNED(1)
- -----         -----------------------               ----------       ------------
Glenn A.      Director of Transamerica Corporation        1992            5,033(2)
 Cramer       since 1968, and Chairman of the
 (72)         Executive Committee of Transamerica
              Airlines since 1983. Chairman of
              Transamerica Airlines from 1969 to
              1981.

Willie D.     President and Director of All-Pro           1989              --
 Davis        Broadcasting, Inc. an AM and FM radio
 (59)         broadcasting company. Director of
              Sara Lee Corporation, K-Mart Corpora-
              tion, Johnson Controls, Inc., Alli-
              ance Bank, WICOR, Dow Chemical Compa-
              ny, and LA Gear, Inc.

Alexander     Chairman of Worldwide Associates,           1990              --
 M. Haig,     Inc. an international business advi-
 Jr. (69)     sory firm. Director of Commodore In-
              ternational, Ltd., America Online,
              Inc. and Interneuron Pharmaceuticals,
              Inc. Consultant to the Company since
              May, 1990.

Lee A.        Chairman of Iacocca Capital Group, a        1993              --
 Iacocca      privately held merchant banking firm.
 (69)         From November 1978 to September 1993,
              Director of Chrysler Corporation
              ("Chrysler"). Served as Chairman of
              the Board of Chrysler from September
              1979 until his retirement on December
              31, 1992. President of Chrysler from
              November 1978 to September 1979. Mr.
              Iacocca is Chairman Emeritus of the
              Statue of Liberty/Ellis Island Foun-
              dation, Inc., Chairman of the Commit-
              tee for Corporate Support for the
              Joslin Diabetes Foundation, Founder
              and Chairman of the Advisory Board to
              the Iacocca Institute at Lehigh Uni-
              versity, Chairman of the Iacocca
              Foundation, a member of the Advisory
              Board of Reading is Fundamental, Hon-
              orary Chairman of the National PTA
              since 1991, and an honorary trustee
              of Lehigh University.

Kirk          Chief Executive Officer, President          1987       35,621,265(4)
Kerkorian     and sole director and stockholder of
 (76)         Tracinda.

                                                                SHARES OF
                                                                  COMMON
                                                      FIRST       STOCK
                      PRINCIPAL OCCUPATION            BECAME   BENEFICIALLY
 NAME (AGE)          AND OTHER DIRECTORSHIPS        A DIRECTOR   OWNED(1)
 ----------          -----------------------        ---------- ------------
Robert R.     President and Chief Executive Officer    1991         73,660(2)(3)
 Maxey (56)   since January 1991. Chairman of the
              Executive Committee of the Company
              since June 1992. President and Chief
              Executive Officer of MarCor Resort
              Properties, Inc., hotel/casino opera-
              tor from May 1989 to January 1991.
              Consultant to Golden Nugget,
              hotel/casino operator from October
              1985 until May 1989. Director of Las
              Vegas Events and United Way.

Walter M.     President of Walter M. Sharp Company     1986         29,482(2)
 Sharp (77)   (financial consultants) and a consul-
              tant to Tracinda.

K. Eugene     Executive Vice President and General     1991         24,650(2)(3)
 Shutler      Counsel of the Company since February
 (55)         1991. Prior thereto, a member of the
              law firm of Troy & Gould Professional
              Corporation.

E. Parry      Since March 15, 1992, consultant to      1993          2,000(2)
 Thomas (72)  Bank of America of Nevada. From 1955
              until March 15, 1992, Chairman and
              Chief Executive Officer of Valley
              Capital Corporation, the parent com-
              pany of Valley Bank of Nevada. Direc-
              tor of the University of Nevada Las
              Vegas Foundation and Nevada Gaming
              Foundation for Education.

Alex          Executive Vice President of the Com-     1990         65,000(2)(3)
 Yemenidjian  pany since June 1992. Chairman of the
 (38)         Executive Committee of the Company
              from January 1991 to June 1992. Pres-
              ident and Chief Operating Officer of
              the Company from March 1990 to Janu-
              ary 1991. Executive of Tracinda since
              January 1990. Chairman of the Execu-
              tive Committee and Director of MGM/UA
              from January to November 1990. For
              more than five years prior thereto,
              Managing Partner of Parks, Palmer,
              Turner and Yemenidjian, a public ac-
              counting firm.

- --------
(1) Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2) The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.
(3) Included in this amount are 150,000 shares subject to vested stock options for Mr. Benninger, 32,000 shares subject to vested stock options for Mr. Maxey and 410 shares in Mr. Maxey's account under the MGM Grand Air 401K Savings Plan, 20,000 shares subject to vested stock options for Mr. Shutler, and 25,000 shares subject to vested stock options for Mr. Yemenidjian.
(4) Of this amount, 31,726,859 shares are owned by Tracinda.

                             INFORMATION REGARDING
                              BOARD AND COMMITTEES

  CERTAIN COMMITTEES: FUNCTIONS, MEMBERSHIPS AND MEETINGS. The following is a brief description of the functions of certain committees of the Board of Directors and the identity of their members.

  The Executive Committee--During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. This Committee's current members are Robert R. Maxey (Chairman), Fred Benninger, Kirk Kerkorian, Walter M. Sharp, K. Eugene Shutler, and Alex Yemenidjian. The Executive Committee held seven meetings during fiscal 1993.

  The Audit Committee--The functions of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent and internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Audit Committee are Walter M. Sharp (Chairman), Willie D. Davis, and Glenn A. Cramer. The Audit Committee held two meetings during fiscal 1993.

  The Compensation and Stock Option Committee--The functions of the Compensation and Stock Option Committee are to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance, and
(3) is administered in a fair and equitable fashion in the shareholders' interests. The Committee recommends executive compensation policy to the Board, determines compensation of senior executives of the Company, and administers and approves granting of Company stock options. The Committee's authority and oversight extends to total compensation, including base salaries, stock options, and other forms of compensation. The Compensation and Stock Option Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The current members of the Committee are James
D. Aljian (Chairman), Walter M. Sharp, and E. Parry Thomas. The Committee, which until December 16, 1992, was constituted solely as the Stock Option Committee, held six meetings during fiscal 1993.

  BOARD MEETINGS. The Board of Directors held four meetings and acted by unanimous written consent once during 1993. The work of the Company's directors is performed not only at meetings of the Board of Directors and its committees, but also in consideration of Company matters and documents, and in numerous communications among Board members and others wholly apart from meetings. During 1993, all directors attended at least 95% of the aggregate of all meetings of the Board of Directors and committees on which they served (held during the period for which they served).

  FEES FOR BOARD AND COMMITTEE SERVICE. Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full time employee of the Company is paid $26,000 per annum, plus $750 per meeting of each Executive Committee attended, if such Director is a member of the

Executive Committee of the Board of Directors. Each member of the Audit Committee receives $1,500 for each meeting attended (subject to a $6,000 maximum), and each member of the Compensation and Stock Option Committee receives $750 per quarter. Directors are also reimbursed expenses for attendance at Board and Committee meetings.

  During 1991, 1992 and 1993, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received fees at the rate of $50,000 per annum.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1993, 1992, and 1991, of those persons who were, at December 31, 1993, (1) the Chief Executive Officer and (2) the other four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                                            COMPENSATION
                                                            ------------
                                     ANNUAL COMPENSATION       AWARDS
                                     ---------------------- ------------
                                                               SHARES
          NAME AND                                  OTHER    UNDERLYING     ALL OTHER
     PRINCIPAL POSITION         YEAR SALARY(A)    ANNUAL(B)  OPTION (C)  COMPENSATION(D)
     ------------------         ---- ---------    --------- ------------ ---------------
   Robert R. Maxey              1993 $525,000
    President and               1992  443,355         --       65,000        $  --
    Chief Executive Officer     1991  350,000(E)      --          --            --
                                                      --      160,000           --
   Fred Benninger               1993  610,000         --       50,000           --
    Chairman of the Board       1992  610,000         --          --         11,040
                                1991  610,000         --      150,000           --
   Alex Yemenidjian             1993  275,000         --       25,000        67,862
    Executive Vice              1992  275,000         --          --         17,138
    President                   1991  275,000(F)      --      125,000           --
   K. Eugene Shutler            1993  325,000         --          --         41,645
    Executive Vice              1992  222,881         --          --         17,874
    President                   1991  187,179(G)      --      100,000           --
   Joseph T. Murphy             1993  215,000       6,734         --         19,191
    Vice President and          1992  201,271       6,734      15,000        51,711
    Chief Financial Officer     1991  199,771       6,734         --            --

- --------
(A) No bonuses were paid in any of the years presented.
(B) The amounts in this column represent annual premiums of $1,934 for a life insurance policy purchased by the Company in the name of Mr. Murphy, with a benefit value of $500,000.00, and annual auto allowance payments of $4,800.
(C) During the years indicated, the only long term compensation was pursuant to the Company Nonqualified Employee Stock Option Plan. No grants have been made under the Company Incentive Stock Option Plan.
(D) The amounts in this column represent a moving allowance and reimbursement of moving costs incurred by the employee in 1992 and 1993 related to the relocation of Company offices to Las Vegas, Nevada, in 1992.
(E) Mr. Maxey commenced his employment with the Company on January 7, 1991.
(F) Mr. Yemenidjian commenced his employment with the Company on January 1, 1991.
(G) Mr. Shutler commenced his employment with the Company on February 1, 1991.

                                 STOCK OPTIONS

  The Company has adopted a Nonqualified Stock Option Plan (the "Nonqualified Plan"), which provides for the granting of nonqualified stock options, and an Incentive Stock Option Plan (the "Incentive Plan"), which provides for the granting of incentive stock options, pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended.

  The stock option plans cover up to an aggregate of 2,500,000 shares of Common Stock, and each has a ten-year duration. The plans are administered by the Compensation and Stock Option Committee (the "Committee"), whose members are appointed by the Board of Directors. All employees of the Company and its subsidiaries (other than an employee owning more than 10% of the combined voting power or value of all classes of stock of the Company and its subsidiaries) are eligible to receive options. The exercise price in each instance is 100% of the fair market value of Common Stock on the date of grant and is payable in cash or shares of previously acquired common stock having a fair market value equal to the option exercise price. All outstanding options have a ten-year term and are exercisable in four annual installments of varying amounts. The Company has agreed that certain options granted to Messrs. Maxey, Shutler and Yemenidjian (i.e., options for 160,000 shares for Mr. Maxey, 100,000 shares for Mr. Shutler and 125,000 shares for Mr. Yemenidjian) will, to the extent not already vested, become fully vested upon a change in control of the Company as a result of a sale or exchange of outstanding common stock.

  The table below sets forth certain information regarding options granted to the most highly compensated executive officers of the Company during fiscal 1993. No options were granted to any other such executive officers during fiscal 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   NUMBER OF SECURITIES
                                UNDERLYING OPTIONS GRANTED
                         ----------------------------------------
                                     PERCENT
                                    OF TOTAL                      POTENTIAL REALIZABLE
                                     OPTIONS                        VALUE AT ASSUMED
                                     GRANTED                      ANNUAL RATES OF STOCK
                                       TO     EXERCISE             PRICE APPRECIATION
                                    EMPLOYEES  PRICE               FOR OPTION TERM(B)
                          OPTIONS   IN FISCAL   PER    EXPIRATION ---------------------
          NAME           GRANTED(A)   YEAR     SHARE      DATE        5%        10%
          ----           ---------- --------- -------- ---------- ---------- ----------
Fred Benninger..........   50,000     10.2%    $26.25    2/5/03   $  825,424 $4,232,725
Robert R. Maxey.........   65,000     13.2%     26.25    2/5/03    1,073,051  5,502,542
Alex Yemenidjian........   25,000      5.1%     26.25    2/5/03      412,712  2,116,362

- --------
(A) The options were granted on February 5, 1993, have a ten year term, and are exercisable commencing on the third anniversary date of the grant date, with 20% of the options then becoming exercisable, with an additional 20% of the shares becoming exercisable on each of the two successive anniversary dates, and with full vesting occurring on the sixth anniversary date.
(B) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions.

  The following table sets forth option exercises and year end value tables for the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

  AGGREGATED OPTION EXERCISES IN FISCAL 1993 AND FISCAL YEAR END OPTION VALUES

                                            NUMBER OF SHARES
                                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT          IN-THE-MONEY OPTIONS AT
                     SHARES                 DECEMBER 31, 1993       DECEMBER 31, 1993(A)
                   ACQUIRED ON  VALUE   ------------------------- -------------------------
     NAME          EXERCISE(#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----          ----------- -------- ----------- ------------- ----------- -------------
Robert R. Maxey        --        --        32,000      193,000    $  908,000   $4,468,875
Fred Benninger         --        --       150,000       50,000     4,256,250      643,750
Alex Yemenidjian       --        --        25,000      125,000       709,375    3,159,375
K. Eugene Shutler      --        --        20,000       80,000       577,500    2,310,000
Joseph T. Murphy       --        --        50,000       15,000     1,381,250      311,250

- --------
(A) Based upon the market value of the underlying securities at December 31, 1993 of $39.125, minus the exercise price of "in-the-money" options.

                         LONG TERM INCENTIVE AGREEMENTS

  As part of its overall compensation packages for certain of its senior executives, in February 1993 the Company entered into long term incentive agreements, on a case by case basis, with Messrs. Maxey, Benninger, Yemenidjian and Shutler. Such agreements are keyed to demonstrable enhancements to stockholder values, i.e. market price of the Company's Common Stock. Because such agreements were entered into in connection with prior services to the Company, or in the case of Mr. Shutler, to induce him to terminate a consultant agreement with Tracinda in order to provide full-time services to the Company, the Company does not intend to take such agreements into account when it determines such executives' salary, performance bonuses and grants of stock options.

  The Company has agreed to pay to Messrs. Maxey, Benninger and Yemenidjian, on each of February 1, 1996, 1997 and 1998, cash amounts equal to 13,000, 10,000 and 5,000, respectively, and on February 1, 1999, cash amounts equal to 26,000, 20,000 and 10,000, respectively, multiplied by the excess, if any (the "Spread"), between the closing price of the Company's Common Stock on the New York Stock Exchange (the "NYSE") (or if the Common Stock is not then traded on the NYSE, the principal stock exchange or securities market on which the Common Stock is then traded) on such date (the "Measuring Price") and $16.50, provided that for purposes of such determination, the Spread shall not exceed $9.75. As of the date of such agreements, the measuring price was approximately $9.75 below the market price of the Company's Common Stock. Such amounts, if any, would be paid only if the executive were employed by the Company on the applicable date, subject to proration in the event such employment terminated after February 1, 1996.

  The Company has agreed to pay to Mr. Shutler on each of February 1, 1994, 1995 and 1996, cash amounts equal to 10,000, and on February 1, 1997 and 1998, cash amounts equal to 20,000, multiplied by the Spread between the Measuring Price and $10.25, which was the price used in Mr. Shutler's agreement with Tracinda, which was replaced by the agreement with the Company. There is no limitation on the amount of the Spread. Such amounts would be payable only if Mr. Shutler were employed by the Company on the applicable date, subject to proration in the event of a termination of his employment. Mr. Shutler was paid $231,250 in February 1994 pursuant to this agreement. In the event of a change of control of the Company, as defined, the payments described above would be determined and made on the date of such change of control, subject to certain limitations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

  Prior to December 16, 1992, policies governing the compensation of the Company's executives were established and monitored by the Board of Directors. All decisions relating to the compensation of the Company's executives were made by the Board of Directors, provided that any member of the Board of Directors who was also employed by the Company did not participate in the decision with respect to such person's compensation. In order to satisfy the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, all decisions relating to the administration of the Company's Non-Qualified and Incentive Stock Option Plans (the "Option Plans") were made solely by the Stock Option Committee of the Board of Directors.

  On December 16, 1992, the Executive Committee of the Board of Directors expanded the duties of the Stock Option Committee and the Committee was renamed the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The Committee is comprised of the three independent directors whose names appear at the bottom of this report.

  The Committee is now responsible for establishing, monitoring and implementing the policies which govern all components of compensation awarded to the Company's executives.

  The Committee has determined to continue the compensation policies established by the Board of Directors prior to the time the Committee's functions were expanded. These policies may be summarized as follows:

    1. The Company's compensation programs should be effective in attracting, motivating and retaining key executives;

    2. There should be a correlation between the compensation awarded to an executive, the performance of the Company as a whole, and the executive's individual performance; and

    3. The Company's compensation programs should provide the executives a financial interest in the Company similar to the interests of the Company's shareholders.

  The Company's executives are compensated through a combination of salary, performance bonuses and long term incentive arrangements (where appropriate), and grants of stock options under the Option Plans. The annual salaries of the executives are reviewed from time to time and adjustments are made where necessary in order for the salaries of the Company's executives to be competitive with the salaries paid by companies included in the Dow Jones Entertainment and Leisure--Casinos Industry Group (the "Casinos Group"). Performance bonuses, where appropriate, are usually determined after the end of the Company's fiscal year based on an assessment of the Company's results and the level of an individual's particular performance for that year. No salary adjustments were made, and no performance bonuses were made in 1993 for the reasons set forth below. Long term incentive arrangements, on a case by case basis, may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to shareholder values. Stock option grants are considered by the Committee from time to time.

  The Committee believes that the Company's performance in relation to the performance of other companies engaged in the hotel and casino business (which is the Company's dominant business since completion of the MGM Grand Hotel and Theme Park) should be an important factor in determining compensation of its executives. However, the completion, promotion and opening of the MGM Grand Hotel and Theme Park was the principal focus of the Company and its executives during 1993. Consequently, the Committee determined that it would be difficult and inappropriate to compare the Company's performance to the performance of other companies engaged in the hotel and casino business. Thus, the Committee concluded that no bonuses based on the Company's performance would be paid and no salary adjustments would be made at this time, and accordingly no performance bonuses were paid to the Company's executive officers and no salary adjustments were made for the year ended December 31, 1993. In the future, the Committee expects that the Company's performance, including profitability, return on equity and cash flow, both independently and in comparison to other public companies in the hotel and casino business, will have a significant impact on the decisions with respect to performance bonuses awarded to the Company's executives.

  The Committee believes that the Company's annual executive compensation levels are below the median of the compensation levels at the companies included in the Casinos Group.

  The Committee believes that a significant component of the compensation paid to the Company's executives over the long term should be derived from stock options. The Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the shareholders as a whole and encourages them to manage the Company for the long term. The Committee determines whether to grant stock options, as well as the amount of the grants, by taking into account, in the following order of importance, the individual's past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations by the executive's superior or the Board of Directors) and the amount of stock options previously granted. Each of the Company's senior executives has received grants of stock options under the Company's Non-Qualified Stock Option Plan, and the Committee anticipates that it will grant additional options to the Company's senior executive officers in the future. In addition, in 1993 the Company entered into additional long term compensation arrangements with Messrs. Maxey, Benninger, Yemenidjian and Shutler which seek to link the Company's long term performance, based upon the market value of the Common Stock, and enhancement of shareholder values to compensation of certain executives. The amounts that Messrs. Maxey, Benninger, Yemenidjian and Shutler will receive pursuant to their long term compensation arrangements will be determined by the market price of the Company's common stock on the applicable measuring dates.

  The salaries of Messrs. Benninger and Yemenidjian have not changed in the last three years because the Company was in the development stage and the Committee (and before the Committee's formation, the Board of Directors) believes that the grant of options and entering into long term compensation agreements have provided Messrs. Benninger and Yemenidjian with more incentive to remain with the Company and enhance its performance than annual salary increases would provide. On the other hand, the Committee determined, based on the number of options granted in the past to Messrs. Murphy and Shutler, that these executives had adequate stock incentives at this time. The Compensation Committee intends to review such matters on a regular basis to ascertain the appropriateness of such compensation packages in light of their current conditions.

COMPENSATION AWARDED TO THE CHIEF EXECUTIVE OFFICER

  Robert R. Maxey, the President and Chief Executive Officer of the Company, is eligible to participate in the same executive compensation plans available to the Company's other senior executives. In determining Mr. Maxey's compensation for 1992 the Board of Directors applied the policies described above. As of January 1, 1992, Mr. Maxey's base compensation rate was $350,000 per annum, which was increased, effective June 1, 1992 to a rate of $525,000 per annum, in recognition of Mr. Maxey's substantial role in completing the debt and equity financing necessary for the MGM Grand Hotel and Theme Park and the substantial progress achieved in construction of the project.

  In 1993, the Committee granted Mr. Maxey options pursuant to the Stock Option Plan to purchase 65,000 shares of Common Stock, based upon the Committee's review of: Mr. Maxey's past and prospective value to the Company; Mr. Maxey's performance, including Mr. Maxey's role in (i) negotiating and effectuating the debt and Common Stock offerings which completed the financing of the MGM Grand Hotel and Theme Park and (ii) assembling the executive operational personnel needed for the MGM Grand Hotel and Theme Park; and the amount of stock options previously granted to

Mr. Maxey. This grant increased the total number of his options to 225,000, and furthers the Committee's policy of aligning the Chief Executive Officer's incentives to long term growth of shareholder values.

  In addition, in 1993, in recognition of Mr. Maxey's past services to the Company, the Committee approved a long term incentive compensation agreement with Mr. Maxey which provides that, conditioned upon his continued employment by the Company, Mr. Maxey may receive, over a four year period commencing on February 1, 1996, additional cash compensation, not to exceed a maximum of $633,750 in the aggregate, based on the closing price for the Company's common stock onFebruary 1 of the applicable year. The Committee approved this arrangement because it provides due recognition to Mr. Maxey's past services to the Company while concurrently linking his compensation directly to the long term maintenance and enhancement of shareholder values.

  The Committee did not adjust Mr. Maxey's salary in 1993 because the Committee believes the grant of options to, and entering into a long term compensation agreement with, Mr. Maxey in 1993, when considered together with his salary, which was increased in mid-1992, have provided him incentive to remain with the Company and enhance its performance. The amounts that Mr. Maxey will receive pursuant to his long term compensation arrangement will be determined by the market price of the Company's common stock on the applicable measuring date. In determining the maximum Spread ($9.75) to be used in determining any long term incentive awards payable to Mr. Maxey, the Committee considered: historical prices of the Common Stock; Mr. Maxey's past and prospective value to the Company; Mr. Maxey's performance, including Mr. Maxey's role in (i) negotiating and effectuating the debt and Common Stock offerings which completed the financing of the MGM Grand Hotel and Theme Park and (ii) assembling the executive operational personnel needed for the MGM Grand Hotel and Theme Park; and the amount of stock options previously granted to Mr. Maxey. Because of Mr. Maxey's senior executive position and because of the Committee's desire to link Mr. Maxey's compensation to long term shareholder values, the Committee considered the nature and extent of Mr. Maxey's long term compensation arrangement when coupled with his stock option to provide him with adequate incentives to seek to enhance such values.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Casinos Group for the period of five years commencing January 1, 1989 and ended December 31, 1993.

  The Company does not believe that comparison to any of the Dow Jones indices or any other company for prior periods presented is meaningful, since the Company, through its wholly-owned subsidiary, MGM Grand Hotel, Inc., did not commence operations until completion of construction of the MGM Grand Hotel and Theme Park, a hotel/casino and entertainment complex located in Las Vegas, Nevada, which opened on December 18, 1993. However, the Company believes that the selected index provides meaningful comparison for subsequent periods.

 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG THE COMPANY, DOW JONES
              EQUITY MARKET INDEX, AND THE DOW JONES CASINOS GROUP

                                               DOW JONES
Measurement Period              MGM              EQUITY       DOW JONES
(Fiscal Year Covered)        GRAND, INC.**    MARKET INDEX    CASINOS GROUP
- ---------------------        ------------     ------------    -------------
Measurement Pt- 12/31/1988   $100             $100            $100
FYE 12/31/1989               $152             $131            $137
FYE 12/31/1990               $95              $126            $91
FYE 12/31/1991               $111             $167            $140
FYE 12/31/1992               $187             $181            $216
FYE 12/31/1993               $382             $199            $330

- --------
 * Assumes $100 invested on December 31, 1988 in each of Company stock, the Dow Jones Equity Market Index, and the Dow Jones Industry Index.
** Commencing on March 1, 1987, the Company's common stock was listed in the pink sheets published by the National Quotation Bureau. Beginning in May 1988, the Company's common stock began trading in the over-the-counter market on the NASDAQ Market System, and in December 1989, trading commenced on the New York Stock Exchange.

                                 BENEFIT PLANS

  MGM Grand Air, Inc. ("MGM Grand Air"), a wholly-owned subsidiary of the Company, has separately adopted a Section 401(k) employee savings plan (the "MGM Grand Air Savings Plan") for employees not a part of a collective bargaining unit. The MGM Grand Air Savings Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. All deferred amounts vest immediately and are invested in either an equity, fixed income, money market, balanced fund or MGM Grand, Inc. Common Stock as directed by the participant. The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death. A participant may also make a request for withdrawal of his vested account balance under the MGM Grand Air Savings Plan based on financial hardship. A participant is entitled to borrow up to 50% of the vested portion of his account, but no more than $50,000. The Company's employees' eligibility to contribute to the MGM Grand Air Savings Plan terminated as of December 31, 1992.

  Effective January 1993, MGM Grand Hotel, Inc. ("MGM Grand Hotel"), a wholly-owned subsidiary of the Company, separately adopted a Section 401(k) employee savings plan (the "Hotel Savings Plan") for employees not a part of a collective bargaining unit. The Hotel Savings Plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax deferred earnings as a retirement fund. All deferred amounts vest immediately and are invested in either an equity, balanced income, money market, or short term bond fund as directed by the participant. After commencement of hotel/casino operations, to the extent of a participant's contributions up to an annual limit of 4% of a participant's salary, MGM Grand Hotel will make matching contributions of 25% of the participant's contribution, and annual bonus contributions up to a maximum of $500 based on years of participant employment.The full amount vested in a participant's account will be distributed to a participant following termination of employment, normal retirement or in the event of disability or death. A participant may also make a request for withdrawal of his vested account balance under the Hotel Savings Plan based on financial hardship. A participant is entitled to borrow up to 50% of the vested portion of his account, but no more than $50,000. The Company's employees are eligible to participate under the Hotel Savings Plan.

  The Company's Board of Directors may adopt other benefit plans, including an employee stock ownership plan and an employee retirement plan. The terms and benefit levels of any such plans have not yet been determined. In addition, the Company's Board of Directors may adopt a profit-sharing plan which will provide for a percentage of the Company's annual pre-tax operating profits to be available for distribution on a discretionary basis.

                              CERTAIN TRANSACTIONS

  Christensen, White, Miller, Fink & Jacobs, a law firm of which Terry Christensen, a director, is a partner (see "Election of Directors"), has performed extensive legal services for the Company. Such services relate to litigation, sales of securities, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements.

  During 1991, 1992 and 1993, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received fees at the rate of $50,000 per annum.

  During the period from October 10, 1992 through January 20, 1993, MGM Grand Air, Inc. leased a Boeing 757 aircraft from Tracinda. The lease and related payments were $479,000. The Company makes available the services of certain of its executives and other employees to The Stars' Desert Inn Hotel and Casino, which it sold to Tracinda in December 1991. The Company is reimbursed by The

Stars' Desert Inn Hotel and Casino for such services on a cost allocation basis. The amount of services thus utilized and reimbursed during 1992 was approximately $282,000, and is expected to diminish as the opening date for the new hotel and casino approaches. Also during 1992 and 1993, payments by The Stars' Desert Inn Hotel and Casino to MGM Grand Air for the charter of aircraft amounted to $221,000 and $67,000, respectively.


  In May 1992, the Company completed an underwritten public offering of $473 million of First Mortgage Notes, of which Tracinda purchased $30 million. During February 1994, Tracinda's First Mortgage Notes were sold. In addition, Tracinda provided an irrevocable letter of credit to secure the Company's obligation under the First Mortgage Notes to obtain an additional $100 million in equity. The letter of credit was outstanding from May to October 1992, when a common stock rights offering was completed. Fees to the bank issuer of the letter of credit of approximately $253,000 were paid by the Company. Pursuant to such rights offering, Tracinda purchased 5,482,336 shares of Common Stock from the Company for an aggregate purchase price of $96,940,880.

  In August 1992, the Company's hotel subsidiary installed and commenced testing of a property management computer software system at The Stars' Desert Inn, which was then owned by Tracinda. The hotel subsidiary agreed to pay certain of the costs incurred in connection therewith. The system was used at The Stars' Desert Inn until September 1993. The Company's hotel subsidiary also agreed to use The Stars' Desert Inn casino to test market certain gaming equipment from July to September 1993. The Company's subsidiary has agreed to reimburse the Stars' Desert Inn for it's estimated costs, which are approximately $1,000,000. The Stars' Desert Inn did not exercise an option to retain the computer software system. The Stars' Desert Inn retained all revenues generated by the gaming equipment.

  Also during 1993, Tracinda purchased fuel and aircraft parts from MGM Grand Air, at its cost, in amounts that are not material. A Tracinda employee also arranged third party fuel purchases by MGM Grand Air, without any charge being imposed by Tracinda for this service.

  In November 1993, the Company's hotel subsidiary agreed to sell to Tracinda two unused parcels of land (approximately .56 acres total) for $272,950. The Company, based upon appraisals it received, believes that this sale was on terms comparable to what it could have obtained for the land on an arms length basis in an equivalent transaction with a third party. The acquisition has not yet been completed.

  During 1993, the Company and its subsidiaries leased aircraft from Tracinda for various business purposes. The aggregate amount of rentals was $47,900, and the rentals were at rates generally comparable to those offered by third parties.

                             SELECTION OF AUDITORS

                                 PROPOSAL NO. 2

  The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed, subject to ratification by the stockholders, the firm of Arthur Andersen & Co., independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1994. This firm acted as auditors for the Company during the year ended December 31, 1993.

  Representatives of Arthur Andersen & Co. will be present at the stockholders' meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  The Board of Directors recommends a vote FOR adoption of this proposal.

                                 OTHER BUSINESS

  Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

                    NOTICE CONCERNING STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company on or before November 30, 1994 in order to be included in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting.

                               OTHER INFORMATION

  The Company will bear all costs in connection with the management solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid them.

  The Company's Annual Report to Stockholders for the year ended December 31, 1993 accompanies this Proxy Statement.

                                     By Order of the Board of Directors,


                                     /s/ ROBERT R. MAXEY

                                     ROBERT R. MAXEY
                                     President and Chief Executive Officer

- --------------------------------------------------------------------------------


                                MGM GRAND, INC.

                   Proxy for Annual Meeting of Stockholders

                                 May 10, 1994

                Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints ALEX YEMENIDJIAN, JOSEPH T. MURPHY AND WALTER M. SHARP, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Grand, Inc. (the "Company") to be held at the MGM Grand Hotel, 3799 Las Vegas Boulevard, Las Vegas, Nevada on May 10, 1994, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

          The Board of Directors recommends a vote FOR Items 1 and 2.

                (Continued and to be SIGNED on the other side)



- --------------------------------------------------------------------------------



                                MGM GRAND, INC.



                        Annual Meeting of Stockholders

                             Tuesday May 10, 1994
                                  10:00 a.m.
                                MGM Grand Hotel
                          3799 Las Vegas Blvd. South
                               Las Vegas, Nevada

                               ADMISSION TICKET


    This ticket must be presented at the door for entrance to the meeting.



- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1 and 2.
                           PLEASE MARK VOTES A OR B
                                                               I plan to attend
                                                                 the meeting.

                                                                      [_]

1. ELECTION OF DIRECTORS                       Names of Nominees: James D. Allen, Fred Berringer, Glenn A. Cramer,
                                               Terry Christensen, Willie D. Davis, Alexander M. Haig, Jr., Lee A. Iacocca,
FOR all nominees           WITHHOLD            Kirk Kirkorian, Robert R.      , Walter M. Sharp, K. Eugene       , E. Perry Thomas,
  named (except           AUTHORITY            Alex Yemenidjian.
as marked to the       for all nominees
    contrary)               named              (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the following line)
      [_]                    [_]
                                               -----------------------------------------------------------------------------------

2. Ratification of the appointment
   of independent auditors.

     FOR       AGAINST     ABSTAIN

     [_]         [_]         [_]

                                            Dated:_______________________, 1994

                                            ___________________________________
                                                        (Signature)

                                            ___________________________________
                                                 (Signature if held jointly)

                                            Please sign your name exactly as it
                                            appears hereon, in the case of
                                            joint owners, each should sign. If
                                            signing as executor, trustee,
                                            guardian or in any other
                                            representative capacity or as an
                                            officer of a corporation, please
                                            indicate your full title as such.

       PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
       PROCESSING EQUIPMENT WILL RECORD YOUR VOTES*
- -------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                               Admission Ticket
                                Annual Meeting
                                      of
                                MGM GRAND, INC.
                             Tuesday May 10, 1994
                                  10:00 a.m.
                            MGM GRAND HOTEL, CASINO
                          3799 LAS VEGAS BLVD. SOUTH
                               LAS VEGAS, NEVADA


                                    Agenda

1. To elect a Board of Directors.
2. To consider and act upon the ratification of the selection of independent auditors.
3. To transact such other business as may properly come before the meeting or any adjournments thereof.
- --------------------------------------------------------------------------------